SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT (herein "the Agreement" or "this Agreement") made this 5th day of December 2013 by and among Great-West Capital Management, LLC, a Colorado limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the “Adviser”), T. Rowe Price Associates, Inc., a company registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Sub-adviser”), and Great-West Funds, Inc., a Maryland corporation (the “Fund”), this Agreement embodying the arrangement whereby the Sub-adviser will act as an investment adviser to the Great-West T. Rowe Price Equity Income Fund (the “Portfolio'”), in conjunction with the Adviser, as follows:

ARTICLE I
Preamble
The Fund entered into an Investment Advisory Agreement with the Adviser. This advisory agreement and all amendments thereto are hereinafter referred to as the “Advisory Agreement”. In the Advisory Agreement, the Adviser agreed to act as adviser to and manager of the Fund. In that capacity it agreed to manage the investment and reinvestment of the assets of any portfolio of the Fund in existence or created in the future and to administer the Fund's affairs. The Adviser wishes to obtain assistance with respect to its aforesaid advisory and management role with respect to the Portfolio only to the extent described herein, and the Fund by this Agreement agrees to such arrangement.

ARTICLE II

Duties of the Sub-adviser

The Adviser hereby employs the Sub-adviser to act with the Adviser as investment advisers to and managers of the Portfolio, and, subject to the review of the Board of Directors of the Fund (the “Board”), to manage the investment and reinvestment of the assets of the Portfolio and to administer its affairs, for the period and on the terms and conditions set forth in this Agreement. The Sub-adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation provided for herein. The Sub-adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized by this Agreement or otherwise, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.
A. Investment Sub-Adviser Services. In carrying out its obligations to assist in managing the investment and reinvestment of the assets of the Portfolio, the Sub-adviser shall, when appropriate and consistent with the limitations set forth in Section 8 hereof:
(a)     perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment policies of the Portfolio;
(b)     consult as appropriate with the Adviser and with the Board and furnish to the Adviser and the Board recommendations with respect to an overall investment plan for the Portfolio for approval, modification, or rejection by the Board;
(c)     seek out specific investment opportunities for the Portfolio, consistent with an overall investment plan approved by the Adviser and the Board;
(d)     take such steps as are necessary to implement any overall investment plan approved by the Board for the Portfolio, including making and carrying out decisions to acquire or dispose of permissible investments as set forth in the Fund's Registration Statement, management of investments and any other property of the Portfolio, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments, consulting as appropriate with the Adviser;
(e)     regularly report to the Adviser and the Board with respect to the implementation of any approved overall investment plan and any other activities in connection with management of the assets of the Portfolio;
(f)     communicate to the Adviser the purchases and sales within the Portfolio on the day after trade date (trade date plus one);
(g)     arrange with the applicable broker or dealer at the time of the purchase or sale of investments or other assets of the Portfolio for the appropriate delivery of the investment or other asset;
(h)      report monthly in writing to the Adviser and report at least annually in person to the Board with respect to the implementation of the approved investment plan and any other activities in connection with management of the assets of the Portfolio;

(i)    maintain all required records, memoranda, instructions or authorizations relating to the acquisition or disposition of investments or other assets of the Portfolio;
(j)     vote all shares held by the Portfolio.
The Adviser will continue to provide all of the services described in the Advisory Agreement other than the services described above which have been delegated to the Subadviser in this Agreement. If, in the judgment of the Sub-adviser, the Portfolio would be benefitted by supplemental investment research from other persons or entities, outside the context of brokerage transaction referred to in Article IV thereof, the Sub-adviser is authorized after consultation with the Adviser to obtain and pay at its own expense a reasonable flat fee for such information. Supplemental investment research shall be limited to statistical and other factual information, advice regarding economic factors and trends, and advice as to occasional transactions in specific securities, and shall not involve general advice or recommendations regarding the purchase or sale of securities. The expenses of the Sub adviser may not be necessarily reduced as a result of the receipt of such supplemental information. The Sub-adviser and the Adviser shall regularly report to the Board when the Sub-adviser has secured or, where time permits, the Sub-adviser intends to secure said supplemental investment research. It is understood and agreed that the Board remains the right to limit the scope of or disapprove of said research.
B. Limitations on Adviser Services. The Sub-adviser shall perform the services under this Agreement subject to the review of the Adviser and the Board and in a manner consistent with the investment objectives, policies, and restrictions of the Fund as stated in its Registration Statement, as amended from time to time, filed with the Securities and Exchange Commission, its Articles of Incorporation and Bylaws, as amended from time to time, and the provisions of the Investment Company Act of 1940, as amended.

The Fund has furnished or will furnish the Sub-adviser with copies of the Fund's Registration Statement, Prospectus, Articles of Incorporation, and Bylaws as currently in effect and agrees during the continuance of this Agreement to furnish the Sub-adviser with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Sub-adviser will be entitled to rely on all documents furnished by the Fund.

ARTICLE III
Compensation of the Sub-adviser
A. Investment Advisory fee. The Adviser, and not the Fund, will pay as monthly compensation to the Sub-adviser for the services rendered by the Sub-adviser with respect to the Portfolio, as described in Article II of this Agreement, based on an annual percentage of the average daily net assets of the Portfolio (the "NAV Fee") as set forth below:

Annual Fee	Assets
0.50%	First $50 million
0.45%	Next $50 million
0.40%	Reset at $100 million
0.35%	Reset at $200 million
0.3250%	Reset at $500 million
0.30%	Over $500 million
0.30%	Reset at $1 billion

Payment to the Sub-adviser will be made monthly by the Adviser based on the average daily net assets of the Portfolio during each month. If this Agreement becomes effective or terminates before the end of any month, the investment advisory fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.
B. Allocation of Expenses. The Sub-adviser shall be responsible for all expenses incurred in performing the services set forth in Article II hereof. These expenses include only the costs incurred in providing Sub-advisory services pursuant to this Agreement (such as compensating and furnishing office space for officers and employees of the Sub-adviser connected with investment and economic research, trading, and investment management of the Portfolio).
As described in the G WL Agreement, the Fund and/or the Adviser pays all other expenses incurred in the operation of the Portfolio and all of its general administrative expenses.

ARTICLE IV
Portfolio Transactions and Brokerage
The Sub-adviser agrees to determine the securities to be purchased or sold by the Portfolio, subject to the provision of Article II regarding co-ordination with and supervision by the Adviser and the Fund's

Board of Directors, and to place orders pursuant to its determinations, either directly with the issuer, with any broker dealer or underwriter that specialize in the securities for which the order is made, or with any other broker or dealer selected by the Sub-adviser, subject to the following limitations.
The Sub-adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolio and will use its best efforts to obtain the most favorable net results and execution of the Portfolio's orders, taking into account all appropriate factors, including price, dealer spread or commissions , if any, size of the transaction, and difficulty of the transaction In evaluating the net results of brokerage services offered by brokers or dealers that also provide supplemental investment research to the Sub-adviser for a flat fee in accordance with Section A of Article II hereof, the Subadviser need not take such a flat fee into consideration.
The Subadviser is specifically authorized to allocate brokerage and principal business to firms that provide such services or facilities and to cause the Fund to pay a member of a securities exchange or any other securities broker or dealer an amount of commissions for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934) provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Sub-adviser's over-all responsibilities with respect to the accounts as to which it exercises investment discretion (as that term is defined in Section 3(a)(3S) of the Securities Exchange Act of 1934). The Sub adviser shall regularly report to the Adviser and the Board with respect to the brokerage commissions incurred by the Portfolio for the purchases and sales of its portfolio securities. The Adviser and the Board will review the amount of such brokerage commissions and consult with the Sub-adviser in that regard.
Subject to the above requirements and compliance with the provision of the Investment Company Act of 1940, the Securities and Exchange Act of 1934, other applicable provisions of Law, and the terms of any exemption(s) therefrom, nothing shall prohibit the Sub-adviser from selecting brokers or dealers with which it or the Fund are affiliated.

ARTICLE V
Activities of the Sub-adviser

The services of the Sub-adviser to the Fund under this Agreement are not to be deemed exclusive and the Sub-adviser will be free to render similar services to others so long as the Sub-adviser fulfills its rights and obligations under this Agreement. It is understood that directors, officers, employees and shareholders of the Fund are or may become interested in the Sub-adviser, as directors, officers, employees or shareholders or otherwise, and that directors, officers, employees or shareholders of the Sub-adviser are or may become similarly interested in the Fund, and that the Sub-adviser is or may become interested in the Fund as shareholder or otherwise.
It is agreed that the Sub-adviser may use any supplemental investment research obtained for the benefit of the Portfolio in providing investment advice to its other investment advisory accounts. The Sub-adviser or its affiliates may use such information in managing their own accounts. Conversely, such supplemental information obtained by the Sub-adviser for the benefit of the Sub-adviser or other entities advised by the Sub-adviser will be considered by and may be useful to the Sub-adviser in carrying out its obligations to the Fund.
Securities held by the Portfolio may also be held by separate accounts or other mutual funds for which the Sub-adviser or its affiliates act as an adviser or by the Sub adviser or its affiliates. Because of different investment objectives or other factors, a particular security may be bought by the Sub-adviser or its affiliates or for one or more clients when one or more clients are selling the same security. If purchases or sales of securities for the Portfolio or other entities for which the Sub-adviser or its affiliates act as investment adviser or for their advisory clients arise for consideration at or about the same time, the Fund agrees that the Sub-advisor may make transactions in such securities, insofar as feasible, for the respective entities and clients in a manner deemed equitable to all. To the extent that transactions on behalf of more than one client of the Sub-adviser during the same period may increase the demand for securities being purchased or the supply of securities being sold, the Fund recognizes that there may be an adverse effect on price. It is agreed that, on occasions when the Sub-adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other accounts or companies, it may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be so sold or purchased for other accounts or companies in order to obtain favorable execution and low brokerage commissions. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Portfolio and to such other accounts or companies.

ARTICLE VI
Effectiveness of the Agreement
The Agreement shall not become effective (and the Sub-adviser shall not serve or act as investment adviser) unless and until it is approved by the Board of Directors of the Fund including a majority of directors who are not parties to this Agreement or interested persons of any such party to this Agreement; and this Agreement shall come into full force and effect on the date it is so approved.

ARTICLE VII
Term of the Agreement: Amendment

The Agreement shall remain in effect until two years from the date first above-written and shall continue so long as such continuance is annually approved thereafter (a) by the vote of a majority of the Board of Directors of the Fund, or by vote of a majority of the outstanding shares of the Portfolio, and (b) by the vote of a majority of the members of the Board, who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In connection with such approvals, the Board shall request and evaluate, and the Sub-adviser shall furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement. This Agreement:
(a)     shall not be terminated by the Sub-adviser without sixty days prior written notice;

(b)     shall be subject to terminate, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Portfolio, on sixty days written notice to the Sub-adviser;
(c)    shall not be amended without specific approval of such amendment by (i) the Board, including a majority of those directors who are not parties to this Agreement or interested persons of such a party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the outstanding shares of the Portfolio; and
(d)           shall automatically terminate upon assignment by either party.

ARTICLE VIII
Recordkeeping

The Sub-adviser agrees that all accounts and records which it maintains for the Portfolio shall be the property of the Fund and that it will surrender promptly to the designated officers of the Fund any or all such accounts and records upon request. The Sub-adviser further agrees to preserve for the period prescribed by the rules and regulations of the Securities and Exchange Commission all such records as are required to be maintained pursuant to said rules. The Sub-adviser also agrees that it will maintain all records and accounts regarding the investment activities of the Fund in a confidential manner. All such accounts or records shall be made available, within five (5) business days of the request, to the Fund's accountants or auditors during regular business hours at the Sub-adviser’s offices upon reasonable prior written notice; provided, however, that the Sub-adviser shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with the rules and regulations of the Securities and Exchange Commission or other applicable provisions of state or federal law. In addition, the Sub-adviser will provide any material, reasonably related to the investment sub-advisory services provided hereunder, as may be reasonably requested in writing by the directors or officers of the Fund or as may be required by any governmental agency or self-regulatory organization having jurisdiction.

ARTICLE IX
Liability of the Sub-adviser
In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligation or duties on the part of the Sub-adviser or its officers, directors, employees, controlling persons, shareholders, and any other person or entity affiliated with the Sub-adviser, neither the Sub-adviser nor any of its officers, directors, employees, controlling persons, shareholders or any other person or entity affiliated with the Sub-adviser shall be subject to liability to the Fund or to any shareholder or the Adviser for any act or omission in the course of, or connected with, rendering services pursuant to this Agreement, including without limitation any error of judgment or mistake of law or for any Loss suffered by the Fund or any shareholder in connection with the matters to which this Agreement relates. The federal securities laws imposed liabilities under certain circumstances on persons who acts in good faith and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund or any shareholder of the Fund may have under any federal securities laws. The Sub-adviser shall not be liable for the acts and omissions of any independent contractor used by it nor for those of any bank, trust company, broker or other person with whom or into whose hands any monies, shares of the Fund, or securities and investments may be deposited or come, pursuant to the provisions of this Agreement.

ARTICLE X

Indemnification

The Sub-adviser agrees and undertakes to hold the Adviser harmless and to indemnify and protect the Adviser from and against any and all lawsuits or other claims brought against the Adviser as a result of the activities of the Sub-adviser under this Agreement, including the activities of the Sub-adviser's officers and directors, agents, employees, controlling persons, shareholders, and any other person or entity affiliated with the Sub-adviser or retained by it to perform or assist in the performance of its obligations under this Agreement; provided, however, that the Sub-adviser's obligation to indemnify and hold the Adviser harmless extends only to such liability to which the Sub-adviser is subject under Article IX of this Agreement.
The Adviser agrees and undertakes to hold the Sub-adviser harmless and to indemnify and protect the Sub-adviser from and against any and all lawsuits or other claims brought against the Sub-adviser as a result of the activities of the Adviser under this Agreement and the GWL Agreement, including the activities of the Adviser's officers, directors, agents, employees, controlling persons, shareholders, and any other person or entity affiliated with the Adviser or retained by it to perform or assist in the performance of its obligations under this agreement of the Advisory Agreement.

ARTICLE XI

Agreements. Representations and Indemnification

Related to Disclosure Documents

A. The Sub-adviser will cooperate with the Fund and the Adviser in connection with the registration or qualification of units of the Portfolio for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Fund may request and will cooperate with the preparation of the Disclosure Documents (as defined in Article XI.C. below). The Fund and the Adviser will provide the Sub-adviser with copies of all Disclosure Documents prior to distribution to investors or submission to governmental bodies or self-regulatory organizations and will incorporate its reasonable comments relating to the description of, or services to be provided by, the Sub-adviser or its affiliates, or relating to the description of the investment objectives and policies of the Portfolio.
B. The Fund and the Adviser, jointly and severally, represent and warrant to the

Sub-adviser that the Disclosure Documents will fully comply with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and other applicable laws, and the Disclosure Documents at all such times will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except that this representation and warranty does not apply to statements or omissions in the Disclosure Documents made in reliance upon information furnished to the Fund or the Adviser in writing by the Sub-adviser which the Fund had informed the Sub-adviser was to be used, or which the Sub-adviser had acknowledged was to be used, in the particular Disclosure Document. The Fund and the Adviser will notify the Sub-adviser promptly of the happening of any event which in the judgment of the Fund or the Adviser makes any statement made in the Disclosure Documents untrue in any material respect or requires the making of any changes in the Disclosure Documents in order to make the statements therein, in the light of circumstances under which they were made, not misleading in any material respect, except that the Fund and the Adviser need not make such notification with respect to information in the Disclosure Documents based upon information furnished in writing to the Fund or the Adviser by the Sub-adviser which the Fund had informed the Sub-adviser was to be used, or which the Sub-adviser had acknowledged was to be used, in the particular Disclosure Document.
The Sub-adviser represents and warrants to the Fund and the Adviser that the information furnished in writing by it which the Fund has informed it is to be used, or which the Sub-adviser has acknowledged is to be used, in a particular Disclosure Document, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as required by the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and other applicable laws. The Sub-adviser will notify the Fund and the Adviser promptly of the happening of any event which in the judgment of the Sub-adviser makes any statement made in the Disclosure Documents untrue in any material respect or requires the making of any changes in the Disclosure Documents in order to make the statements therein, in the light of circumstances under which they were made, not misleading in any material respect, except that the Sub-adviser need only make such notification with respect to information in the Disclosure Documents based upon information furnished in writing to the Fund or the Adviser by the Sub-adviser which the Fund had informed the

Sub-adviser was to be used, or which the Sub-adviser had acknowledged was to be used, in the particular Disclosure Statement.
C. Notwithstanding Article X to the contrary, the Fund and the Adviser, jointly and severally, agree to hold harmless the Sub-adviser, its directors and officers (each such person a “Sub-adviser Indemnified Party''), and each person, if any, who controls the Sub-adviser within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) rising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Fund's Registration Statement or Prospectus, or any amendment or supplement thereto, or in any preliminary prospectus, any other communication with investors or any other submission to governmental bodies or self- regulatory agency filed or distributed on or subsequent to the date first above written (such documents being herein referred to as “Disclosure Documents") or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any such untrue statement or omission or allegation thereof based upon information furnished in writing to the Fund or the Adviser by the Sub-adviser which the Fund had informed the Sub-adviser was to be used, or which the Sub-Adviser had acknowledged was to be used, in the particular Disclosure Document.
If any action or proceeding (including any governmental investigation) shall be brought or asserted against the Sub-adviser Indemnified Party in respect of which indemnity may be sought from the Fund and the Adviser, the Sub-adviser Indemnified Party shall promptly notify the Fund and the Adviser in writing, and the Fund and the Adviser shall assume the defense thereof, including the employment of counsel satisfactory to the Sub adviser and the payment of all expenses. The Sub-adviser Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of the Sub-adviser Indemnified Party unless (a) the Fund or the Adviser has agreed to pay such fees and expenses or (b) the Fund or the Adviser shall have failed to assume the defense of such action or proceeding and to employ counsel satisfactory to the Sub-adviser in any such action or proceeding or (c) the named parties to any such action or proceeding (including any impleaded parties) include both the Sub-adviser Indemnified Party and the Fund or the Sub adviser Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to any of them which are different from or additional to those available to the Fund or the Adviser (in which case, if the Sub-adviser Indemnified Party notifies the Fund and the Adviser in writing that it elects to employ separate counsel at the expense of the Fund and the Adviser, the Fund and the Adviser shall not have the right to assume the defense of such action or proceeding on behalf of the Sub-adviser Indemnified Party), it being understood, however, that the Fund and the Adviser shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Sub-adviser Indemnified Party, which firm shall be designated in writing by the Sub-adviser. Neither the Fund nor the Adviser shall be liable for any settlement of any such action or proceeding effected without their written consent, but if settled with their written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Fund and the Adviser agree to indemnify and hold harmless the Sub-adviser Indemnified Party from and against any loss or liability by reason of such settlement or judgment. It is understood that neither the Fund nor the Adviser may settle on behalf of the Sub-adviser without the consent of the Sub-adviser.
Notwithstanding Article X to the contrary, the Sub-adviser agrees to indemnify and hold harmless the Fund and the Adviser, their directors and officers, and each person, if any, who controls the Fund or the Adviser within the meaning of either Section 20 of the Securities Act of, 1993 as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, to the same extent as the foregoing indemnify from the Fund and the Adviser to the Sub-adviser, but only with respect to information furnished in writing by it which the Fund had informed the Sub-adviser was to be used, or which the Sub-adviser had acknowledged was to be used, in the particular Disclosure Document. In case any action or proceeding shall be brought against the Fund or the Adviser, their directors or officers, or any such controlling persons, in respect of which indemnified may be sought against the Sub-adviser, the Sub-adviser shall have the rights and duties given to the Fund and the Adviser, and the Fund or the Adviser, their directors or officers, or such controlling persons shall have the right and duties given to the Sub-adviser, by the preceding paragraph.
D. The agreements, representations and indemnification contained in this Article XI shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Sub-adviser Indemnified Party or by or on behalf of the Fund or thee Adviser, its directors and officers, or any person controlling the Fund or the Adviser or (b) any termination of this Agreement.

ARTICLE XII
Governing Law
This Agreement is subject to the provisions of the investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, including such exemptions therefrom as the Securities and Exchange Commission may grant. Words and phrases used herein shall be interpreted in accordance with that Act and those rules and regulations. As used with respect to the Portfolio, the term “majority of the outstanding shares" means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares.

ARTICLE XIII
Severability
If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

ARTICLE XIV
Counterparts
This Agreement may be executed in any number of counterparts, and by separate parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

ARTICLE XVII
Confidential Information
Sub-adviser and Adviser agree that each of them will treat as confidential all facts, circumstances, information, data, plans, projects and technical or commercial knowledge gained in relation to the other party, or received from the other party, in particular, information related to the defined contribution business including, but not limited to, customers, employees, suppliers, servicing methods, programs, strategies and related information (“Confidential Information”). Information in the public domain, through no wrongful action on the part of either party, shall not be considered Confidential Information. Sub-adviser and Adviser undertake to each other that they will not disclose Confidential Information to any third parties or to Sub-adviser’s or Adviser’s affiliates and neither company will use such Confidential Information obtained from the other company to directly compete with the company except a company may disclose the Confidential Information in the following limited circumstances: (i) to their legal advisers, (ii) with the prior written consent of the other party, (iii) as required by law, or (iv) as necessary to gain or retain regulatory approvals. Prior to any disclosure under the foregoing subsections (iii) or (iv), the party intending such disclosure shall first notify the other party to allows such other party a reasonable opportunity to seek an appropriate protective order. The parties further agree that Confidential Information shall not be commercially exploited by or on behalf of either party.
For purposes of this Section, defined contribution plan shall mean 401(a), 401(k), 457 and 403(b) plans.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officials duly authorized, as of the day and year first above written.

Witness:                    GREAT-WEST CAPITAL MANAGEMENT, LLC

/s/ Ryan L. Logsdon                By: David G. McLeod
Name:    Ryan L. Logsdon            Name: David G. McLeod
Title: Managing Director
Address:    8525 East Orchard Road, 2T3
Greenwood, CO 80111
Attn: Secretary

Witness:                    T. ROWE PRICE ASSOCIATES, INC.

/s/ Michelle Bourque         By: /s/ Darrell N. Braman________________
Name: Michelle Bourque            Name: Darrell N. Braman
Title: Managing Counsel
Address: 100 East Pratt Street
                     Baltimore, MD 21202

Witness:                    GREAT-WEST FUNDS, INC.

/s/ Ryan L. Logsdon                By: /s/ Mary C. Maiers
Name:    Ryan L. Logsdon            Name: Mary C. Maiers
Title: Chief Financial Officer and Treasurer
Address:    8525 East Orchard Road, 2T3
Greenwood Village, CO 80111
Attn: Secretary